Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FOURTH QUARTER FISCAL 2007 RESULTS
-Company Reports Fourth Quarter Diluted EPS of $1.36 Before Discontinued Operations-
—Outlines Guidance for Fiscal 2008—
NASHVILLE, Tenn., March 7, 2007 — Genesco Inc. (NYSE: GCO) today reported earnings before discontinued operations of $35.7 million, or $1.36 per diluted share, for the 14-week fourth quarter ended February 3, 2007, compared to $31.2 million, or $1.15 per diluted share, for the 13-week fourth quarter ended January 28, 2006. Earnings before discontinued operations for the fourth quarter of this year reflected SFAS 123(R) share-based compensation and restricted stock expense of $1.9 million before taxes, or $0.05 per diluted share, compared to $0.6 million before taxes, or $0.01 per diluted share, for the fourth quarter last year. In addition, this year’s fourth quarter results benefited by approximately $0.01 per diluted share from the recognition of gift card related income and favorable litigation settlement offset by charges for expenses associated with the early termination of a licensing agreement and asset impairment charges in underperforming stores. The Company also recognized $0.02 in this year’s fourth quarter income tax provision reflecting items that impacted the full year’s effective income tax rate.
     Net sales for the 14-week fourth quarter of fiscal 2007 increased 17% to $476.9 million, compared to $406.3 million for the 13-week fourth quarter of fiscal 2006. Excluding the fourteenth week in fiscal 2007, the sales increase from the comparable 13-week period last year was approximately 11%.
     For the 53-week fiscal year ended February 3, 2007, the Company reported earnings before discontinued operations of $68.2 million, or $2.61 per diluted share, compared to $62.6 million, or $2.38 per diluted share, for the 52-week fiscal year ended January 28, 2006. Earnings before discontinued operations for fiscal 2007 reflected SFAS 123(R) share-based compensation and restricted stock expense of $6.9 million before taxes, or $0.18 per diluted share, compared to $0.6 million before taxes, or $0.01 per diluted share for fiscal 2006. Fiscal 2007 results reflected the gift card income, favorable litigation settlement and early license termination charge discussed previously, as well as asset impairment charges for underperforming stores for the balance of the year, which in the aggregate reduced the fiscal year earnings by approximately $0.03 per diluted share, net. Fiscal 2006 results reflected charges for a litigation settlement, asset impairments and lease terminations of $2.3 million pretax or $0.05 per diluted share, net.
     Net sales for the 53-week fiscal year 2007 increased 14% to $1.5 billion compared to $1.3 billion for the 52-week fiscal year 2006. Excluding the fifty-third week in fiscal 2007, the net sales increase from the comparable 52-week period last year was approximately 12%.
     Genesco Chairman and Chief Executive Officer Hal N. Pennington, said, “We were pleased with our solid results for the fourth quarter. The Journeys Group, Johnston & Murphy Group and Dockers all outperformed expectations, although Underground Station Group and Hat World Group were affected by the ongoing softness in the urban market. We are implementing a number of strategies to improve the trends in these businesses; however, we expect that these businesses will continue to negatively impact our performance during the first half of fiscal 2008.
     “Net sales at Journeys Group increased 22% to approximately $234 million and same store sales rose 6% in the fourth quarter. Journeys remains the destination retailer for branded footwear for young adults. With the ability to operate successfully in both mall and non-mall locations, we are confident that meaningful expansion opportunities still exist. Journeys Kidz also posted another quarter of excellent growth, with sales up 59% and same store sales up 8%. Based on the ongoing strength of Journeys Kidz, we now believe that there is an opportunity for it to become a 250 to 300 store chain. We also continue to be pleased with the performance of Shi by Journeys. We ended the year with 12 Shi by Journeys stores. While we continue to validate the concept, if it proves out, we believe that its merchandise and demographic positioning are suitable for at least 500 malls nationwide.
     “Net sales in the Hat World Group increased 19% to approximately $116 million and same store sales declined 1%, compared to a 6% gain in the fourth quarter last year. We expect a challenging first quarter at Hat World, primarily due to ongoing weakness in the urban segment and Major League Baseball’s on-field hat transition; however, we are forecasting improvement in the business throughout the balance of the year. Hat World remains a highly profitable, high-margin business, for which we see significant expansion opportunities, and we are increasing our total store target for Hat World to 1,200 to 1,300 stores.
     “Net sales for the Underground Station Group, which includes the remaining Jarman stores, were $49 million. Same store sales declined 15%, compared to a 4% gain in the fourth quarter last year. Same store sales at Underground Station fell 15%, primarily due to continued softness in the men’s athletic and urban markets in general. We are working to reposition Underground Station away from its athletic emphasis and back towards its original focus on casual and dress styles, but now with significantly more emphasis on the women’s business. We expect performance improvements from this repositioning to be gradual, but steady.
     “Johnston & Murphy’s net sales increased 17% to approximately $57 million in the fourth quarter. Wholesale sales rose 12%, same store sales were up 5% and operating margin increased 380 basis points to 12.1%. Over the past three years, Johnston & Murphy’s operating income has increased at a compound annual growth rate of 55%. We are pleased with the continuing success of our strategy to grow Johnston & Murphy sales and earnings by enhancing the brand image and improving the product line.
     “Fourth quarter sales of Licensed Brands increased 51% to approximately $21 million. The Dockers Footwear product line continues to retail well, backlog is strong and we are excited about the response to the new product introductions from last fall and for the spring.
     “We believe that we have identified our near-term challenges and that we are taking the appropriate steps to address them. Looking ahead, we remain very confident about our brands and our platform, and our view of our retail growth prospects has improved as we have successfully launched new brand extensions and identified additional expansion opportunities for many of our existing concepts.”
     Genesco outlined its guidance for the fiscal year ending February 2, 2008. The Company now expects sales of approximately $1.6 billion and diluted earnings per share of $2.78 to $2.81 for the year. For the first quarter, the Company expects sales of approximately $339 million to $341 million and earnings of approximately $0.28 per diluted share. The earnings per share estimates include expected SFAS 123(R) share-based compensation and restricted stock expense totaling approximately $0.20 per share for the fiscal year and $0.05 per share for the first quarter.

     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     The Company’s live conference call on March 7, 2007, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
In Thousands	2007	2006	2007	2006

Net sales	$476,861	$406,287	$1,460,478	$1,283,876
Cost of sales	242,239	200,902	729,643	631,469
Selling and administrative expenses	175,208	151,898	608,685	537,327
Restructuring and other, net	(567)	(2)	1,105	2,253

Earnings from operations	59,981	53,489	121,045	112,827
Interest expense, net	2,905	2,416	9,927	10,357

Earnings before income taxes from continuing operations	57,076	51,073	111,118	102,470
Income tax expense	21,414	19,877	42,871	39,844

Earnings from continuing operations	35,662	31,196	68,247	62,626
Earnings from (provision for) discontinued operations, net	(314)	90	(601)	60

Net Earnings	$35,348	$31,286	$67,646	$62,686

Earnings Per Share Information

	Fourth Quarter		Fiscal Year Ended
In Thousands (except per share amounts)	2007	2006	2007	2006

Preferred dividend requirements	$64	$64	$256	$273
Average common shares — Basic EPS	22,269	23,193	22,646	22,804
Basic earnings per share:
Before discontinued operations	$1.60	$1.34	$3.00	$2.73
Net earnings	$1.58	$1.35	$2.98	$2.74
Average common and common equivalent shares — Diluted EPS	26,704	27,672	27,068	27,265
Diluted earnings per share:
Before discontinued operations	$1.36	$1.15	$2.61	$2.38
Net earnings	$1.35	$1.15	$2.59	$2.38

GENESCO INC.
Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
In Thousands	2007	2006	2007	2006

Sales:
Journeys Group	$234,329	$192,635	$696,889	$593,516
Underground Station Group	49,215	53,637	155,069	164,054
Hat World Group	115,944	97,739	342,641	297,271
Johnston & Murphy Group	56,565	48,518	186,979	170,015
Licensed Brands	20,663	13,665	78,422	58,730
Corporate and Other	145	93	478	290

Net Sales	$476,861	$406,287	$1,460,478	$1,283,876

Operating Income (Loss):
Journeys Group	$37,489	$31,076	$83,835	$73,346
Underground Station Group	3,817	6,990	3,844	10,890
Hat World Group	19,025	17,778	41,359	40,133
Johnston & Murphy Group	6,837	4,044	15,337	10,396
Licensed Brands	1,387	622	6,777	4,167
Corporate and Other*	(8,574)	(7,021)	(30,107)	(26,105)

Earnings from operations	59,981	53,489	121,045	112,827
Interest, net	2,905	2,416	9,927	10,357

Earnings before income taxes from continuing operations	57,076	51,073	111,118	102,470
Income tax expense	21,414	19,877	42,871	39,844

Earnings from continuing operations	35,662	31,196	68,247	62,626
Earnings from (provision for) discontinued operations	(314)	90	(601)	60

Net Earnings	$35,348	$31,286	$67,646	$62,686

*	Includes $0.6 million of other income and $1.1 million of other charges in the fourth quarter and year of Fiscal 2007, respectively, which includes $0.5 million and $2.2 million of charges for asset impairment, lease terminations and the termination of a small license agreement offset by $1.1 million of income for gift card breakage and a litigation settlement in the fourth quarter and year of Fiscal 2007, respectively. Includes $0.6 million of other charges for asset impairment and lease terminations and a $1.7 million charge for a litigation settlement in Fiscal 2006.

GENESCO INC.
Consolidated Balance Sheet

	February 3,	January 28,
In Thousands	2007	2006

Assets
Cash and cash equivalents	$16,739	$60,451
Accounts receivable	24,084	21,171
Inventories	264,022	230,648
Other current assets	33,205	28,918

Total current assets	338,050	341,188

Property and equipment	222,334	188,047
Other non-current assets	171,974	156,883

Total Assets	$732,358	$686,118

Liabilities and Shareholders’ Equity
Accounts payable	$68,067	$73,929
Current portion — long-term debt	—	—
Other current liabilities	69,653	82,273

Total current liabilities	137,720	156,202

Long-term debt	109,250	106,250
Other long-term liabilities	80,162	74,915
Shareholders’ equity	405,226	348,751

Total Liabilities and Shareholders’ Equity	$732,358	$686,118

GENESCO INC.
GENESCO INC. Retail Units Operated — Twelve Months Ended February 03, 2007

	Balance				Balance	Acquisi-				Balance
	01/29/05	Open	Conv	Close	01/28/06	tions	Open	Conv	Close	02/03/07

Journeys Group	695	71	0	5	761		96	0	4	853
Journeys	654	60	0	4	710		61	0	3	768
Journeys Kidz	41	10	0	1	50		24	0	1	73
Shi by Journeys	0	1	0	0	1		11	0	0	12
Underground Station Group	229	21	0	21	229		11	0	17	223
Underground Station	165	21	2	8	180		11	3	1	193
Jarman Retail	64	0	(2)	13	49		0	(3)	16	30
Hat World Group	552	96	0	7	641	49	104	0	9	785
Johnston & Murphy Group	142	5	0	5	142		13	0	7	148
Shops	107	4	0	4	107		7	0	5	109
Factory Outlets	35	1	0	1	35		6	0	2	39

Total Retail Units	1,618	193	0	38	1,773	49	224	0	37	2,009

Retail Units Operated — Three Months Ended February 03, 2007

	Balance	Acquisi-				Balance
	10/28/06	tions	Open	Conv	Close	02/03/07

Journeys Group	829		25	0	1	853
Journeys	751		17	0	0	768
Journeys Kidz	68		6	0	1	73
Shi by Journeys	10		2	0	0	12
Underground Station Group	229		1	0	7	223
Underground Station	193		1	0	1	193
Jarman Retail	36		0	0	6	30
Hat World Group	718	49	21	0	3	785
Johnston & Murphy Group	149		2	0	3	148
Shops	110		1	0	2	109
Factory Outlets	39		1	0	1	39

Total Retail Units	1,925	49	49	0	14	2,009

Constant Store Sales

	Three Months Ended		Twelve Months Ended
	February 03,	January 28,	February 03,	January 28,
	2007	2006	2007	2006

Journeys Group	6%	10%	6%	7%
Underground Station Group	-15%	4%	-10%	7%
Underground Station	-15%	6%	-9%	10%
Jarman Retail	-16%	-2%	-12%	-1%
Hat World Group	-1%	6%	-1%	4%
Johnston & Murphy Group	5%	9%	3%	7%
Shops	5%	10%	3%	7%
Factory Outlets	6%	5%	1%	5%

Total Constant Store Sales	1%	9%	2%	7%

Reconciliation of Non-GAAP Financial Measure
Fifty-third/Fourteenth Week Incremental Sales
By Segment
The estimated contribution of the fifty-third week of the fiscal year and the fourteenth week of the fiscal quarter (the “final week”) to the sales increase in the fourth quarter and fiscal year ended February 3, 2007, is based upon actual retail sales and an estimated incremental wholesale sales for the final week, as follows:

Journeys Group	$12,275
Underground Station Group	3,218
Hat World Group	5,200
Johnston & Murphy Group	3,265	*
Licensed Brands	790	*

Total	$24,748	*

*Reflects estimated incremental wholesale sales for the final week. Wholesale sales are recognized upon shipment. The Company believes that a portion of the shipments that occurred in the final week would have occurred during the quarter even if it had not included the final week. Its estimate of the amount of such sales is excluded from the numbers noted.
The Company believes that a comparison of sales from periods of identical length is relevant to investors’ view of the significance of the period-to-period change.